Exhibit 23.1



             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-97341, 333-49528, 333-01044, 333-38354, 033-55792-NY, 333-69311, 333-30054,
333-32642, 333-69134 and 333-109368 on Form S-3 and in Registration Statement Nos. 333-01048 and 333-31832 on Form S-8 of Greg Manning Auctions, Inc. of our reports dated September 8, 2005 relating to the consolidated financial statements and schedule and management's assessment of the effectiveness over internal controls over financial reporting and the effectiveness of internal controls over financial reporting in their annual report on Form 10K for the year ended June 30, 2005.


/s/ Amper, Politziner & Mattia P.C.


September 12, 2005
Edison, New Jersey